Exhibit 99.3

Thermo Fisher Scientific to Acquire Patheon:
Frequently Asked Questions for Employees

May 15, 2017

Transaction Details

Q: Why did Patheon decide to enter into an agreement with Thermo Fisher Scientific?

Patheon has built a leading company in the CDMO space with exciting growth prospects and a commitment to delivering innovative solutions for our customers.  After careful consideration, our Board of Directors concluded that a transaction with Thermo Fisher was in the best interests of Patheon and its stakeholders, including its employees, customers and investors.

Thermo Fisher has indicated that this combination is about the opportunities to continue the significant and successful growth they have seen at Patheon.  Thermo Fisher views our business as an excellent complement to Thermo Fisher’s industry-leading offering for biopharma customers.  By combining Thermo Fisher and Patheon, both companies will be better positioned to add scale and new value chain capabilities/technologies to expand offerings to the healthcare industry.

Q:  What are the terms of the transaction?

Thermo Fisher will initiate a tender offer to acquire all issued and outstanding shares of Patheon for $35 per share in cash, representing a purchase price of approximately $7.2 billion.

Q: When is the transaction expected to close?

The transaction is expected to be completed by the end of 2017, subject to completion of the tender offer, required regulatory approvals and other customary closing conditions.

Q:  What are the next steps in the transaction process?

The tender offer has not yet commenced.  Stockholders will receive additional information in the weeks ahead on the tender offer and transaction.

Q: Can you tell us more about Thermo Fisher?

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $18 billion and more than 55,000 employees globally. Its mission is to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher helps its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through its premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – the company offers an unmatched combination of innovative technologies, purchasing convenience and comprehensive support.

Organizational Structure

Q:  Will Patheon operate as a separate business or part of Thermo Fisher?

Thermo Fisher is organized into four business segments – Life Sciences Solutions, Analytical Instruments, Specialty Diagnostics, and Laboratory Products and Services. Patheon will be part of the Laboratory Products and Services Segment.

Q: When will we know more details on what the organizational structure will be?

As the integration teams learn more, additional informed decisions will be made and communicated in a timely manner.

Q:  Do we anticipate a reduction in force as a result of this agreement?

Thermo Fisher has indicated that this combination is about the opportunities to continue the significant and successful growth we have seen at Patheon.  Thermo Fisher views our business as complementary.  Our corporate structure will be evaluated as part of the integration planning process.

Q: What about members of the Patheon senior team – how many will stay on?

Until the transaction closes, the companies will operate independently.  During that time, the leadership team roles and responsibilities will be finalized.  Our collective goal is to continue to deliver to customers uninterrupted, high quality service that they have come to expect from Patheon.

Q:  Does this impact our current customer relationships?

It is business as usual at Patheon – and it is extremely important that we all remain focused on our commitments to our customers.

Employment/Compensation & Benefits

Q: Does this transaction affect my role? When will I know if my role changes/ is impacted?

All roles remain unchanged in the near-term and you will continue to work on your projects and initiatives unless your manager determines otherwise.   As the integration teams learn more, additional decisions will be made and communicated in a timely manner.

Q: What happens to the Patheon 2017 bonus?  How will the company and my individual performance be assessed?

The 2017 Patheon short-term incentive (bonus) remains and continues to be based upon our financial and site operating performance.

Q: What happens to my Patheon long-term incentives?

Participants will receive communication prior to close.

Q: Will my pay and benefits change as a result of this transaction?

Current pay and benefits remain.  Employee programs will be evaluated as part of the integration planning and we will keep you informed.

Q: If my position is eliminated will I receive severance?

Patheon U.S. has an existing severance policy which includes base severance, benefit allowance for those currently on the Patheon medical plan and career transitioning services.  Outside of the U.S., local policies and practices will be applied.

Q: What happens to offers of employment that have been issued to prospective employees?

Patheon will honor all written offers that have been formally accepted.

Q: Are we still hiring for open positions?

We always evaluate open positions very carefully.  All requisition requests will continue to be reviewed by Patheon’s CEO and COO.

Other

Q: Can we open new POs and sign new contracts?

It is important that we continue to execute on the business and focus on our key priorities.  Please discuss any new projects and/or contracts with your manager.

Q: What do I do if I have additional questions?

We understand you have questions and we want to hear from you.  Please contact your leadership team member with questions.

Q: What should I say if someone from the media asks about this transaction?

In accordance with our policy, Patheon employees should not speak to the media about this agreement or other company matters. If approached by a member of the media please tell them to call +1-919-226-3200 or email media@patheon.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent and pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the transaction, Patheon’s business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in Patheon’s Annual Report on Form 10-K for the year ended October 31, 2016 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended January 31, 2017, each of which is on file with the SEC and available in the “Investor Relations” section of Patheon’s website, ir.patheon.com, under the heading “SEC Filings,” and in other documents Patheon files with the SEC. While Thermo Fisher or Patheon may elect to update forward-looking statements at some point in the future, Thermo Fisher and Patheon specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Patheon’s views as of any date subsequent to today.

Additional Information and Where to Find It

The tender offer referenced herein has not yet commenced.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Patheon or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher and its acquisition subsidiary will file with the SEC.  On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Thermo Fisher and/or its acquisition subsidiary and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Patheon with respect to the tender offer. The offer to purchase all of the outstanding ordinary shares of Patheon will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. Patheon will also file a proxy statement with the SEC in connection with the extraordinary general meeting of shareholders of Patheon at which the Patheon shareholders will vote on certain proposed resolutions in connection with the transaction (the “EGM Proposals”).

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION.  INVESTORS AND SHAREHOLDERS OF PATHEON ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION.

The tender offer materials (including the offer to purchase and the related letter of transmittal and certain other tender offer documents), the solicitation/recommendation statement and the proxy statement (when they become available) and other documents filed with the SEC by Thermo Fisher or Patheon, may be obtained free of charge at the SEC’s website at www.sec.gov or at Patheon’s website at www.patheon.com or by contacting Patheon’s investor relations department at 919-226-3165 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, investors and shareholders of Patheon may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the tender offer statement on Schedule TO.

Participants in the Solicitation

Patheon, its directors and executive officers and other members of its management and employees, as well as Thermo Fisher and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Patheon’s shareholders in connection with the EGM Proposals. Information about Patheon’s directors and executive officers and their ownership of Patheon ordinary shares is set forth in the proxy statement for Patheon’s 2017 annual general meeting of shareholders, which was filed with the SEC on January 26, 2017.  Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2017 annual meeting of stockholders, which was filed with the SEC on April 4, 2017.  Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Patheon’s directors and executive officers in the transaction, which may be different than those of Patheon’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.